Exhibit 99.1

For Immediate Release

March 30, 2007

Leesport Financial Corp. Announces Balance Sheet Restructuring

Wyomissing, PA: Leesport Financial Corp.(the “Company” or “Leesport) (NASDAQ: FLPB) the holding company for Leesport/Madison Bank, today announced that it has recently completed a restructuring of a portion of its balance sheet through the sale of approximately $67 million of investment securities which were yielding an average of 4.04%.  Proceeds from the sale of these securities will be reinvested in securities averaging 5.54%.  The transaction is expected to increase interest income by approximately $750,000 in 2007.

The securities sold were accounted for under Statement of Financial Accounting Standards No. 159, which the Company adopted effective January 1, 2007.  FASB 159, which became effective in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates.  Following the initial measurement date, ongoing unrealized gains and losses on items for which fair value reporting has been elected are reported in earnings at each subsequent financial reporting date.  As a result of adopting FASB 159, the Company will reduce retained earnings and accumulated other comprehensive loss as of January 1, 2007 by approximately $1.6 million related to the securities sold.  If the securities sold were not accounted for under FASB 159, the Company would have recognized a loss on the sale during the first quarter of 2007.  The impact of the sales transaction to net income on the first quarter will result in a pretax loss of approximately $205,000

Robert D. Davis, President and Chief Executive Officer of Leesport Financial Corp. said, “The balance sheet restructuring will help the Company better position itself for an uncertain interest rate environment and improve our net interest income and net interest margin, without increasing our interest rate risk.  While the adjustment to retained earnings is a permanent adjustment, there is no impact to shareholders’ equity since the market value adjustment was already recorded in “accumulated other comprehensive loss.”

“With the financial services industry reeling from all the sub-prime mortgage issues, to which we have no exposure, this proactive balance sheet action provides further validation of our diversified financial services strategy, which is truly unique for a one billion dollar asset size company” said Davis.

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (insurance products offered through Essick & Barr, LLC), investments (securities offered through UVEST Financial Services, a registered independent broker/dealer, Member NASD/SIPC), wealth management, equipment leasing, and title insurance services throughout Southeastern Pennsylvania.

Leesport Financial Corp.

Leesport Bank

•                  Madison Bank

•                  Philadelphia Financial Mortgage

•                  Madison Equipment Leasing

Essick & Barr LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  Madison Insurance Consultants

Madison Financial Advisors LLC

Leesport Realty Solutions LLC

Leesport Mortgage LLC

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.478.9922 x251

ebarrett@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.